EXHIBIT 10.5

ST. JUDE MEDICAL, INC.

Amendment #1

to

2000 Employee Stock Purchase Savings Plan

Article II, Section I of the Plan is hereby amended to read in its entirety as follows:

I.   “Base Pay” means regular straight time earnings annualized as of the date of commencement of a phase, excluding payments, if any, for overtime, incentive compensation, commissions, incentive payments, premiums, bonuses (including MICP bonuses) and any other special remuneration; provided, however, that for a Participant for whom Sales-related Compensation accounted for 35% or more of total compensation (regular straight time earnings plus Sales-related Compensation) of the Participant during the Lookback Period, “Base Pay” shall mean 65% of the sum of regular straight time earnings annualized as of the date of commencement of a phase, excluding payments, if any, for overtime, incentive compensation, commissions, incentive payments, premiums, bonuses (including MICP bonuses) and any other special remuneration, plus Sales-related Compensation.

Article II of the Plan is hereby amended to add the following Sections L and M:

L.   “Lookback Period” means the twelve-month period ending on the June 30 immediately preceding the commencement of the applicable phase.

M.   “Sales-related Compensation” means commissions and sales bonuses (not MICP bonuses) earned by a Participant during the Lookback Period plus, if the Participant commences employment with the Company after commencement of the Lookback Period, guaranteed cash compensation earned by the Participant for the first twelve months of the Participant’s employment by the Company, to the extent such guaranteed cash compensation exceeds commissions and sales bonuses earned by the Participant during the Lookback Period.

AMENDMENT ADOPTED BY THE ST. JUDE MEDICAL, INC. BOARD OF DIRECTORS ON AUGUST 3, 2006